Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

THQ Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of THQ Inc. to be filed on or about July 13, 2004, of our report dated June 14, 2004 relating to the consolidated balance sheets of THQ Inc. and subsidiaries as of March 31, 2004 and 2003 and December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended March 31, 2004, three months ended March 31, 2003 and each of the two years in the period ended December 31, 2002, which report appears in the March 31, 2004, annual report on Form 10-K of THQ Inc.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Los Angeles, California
July 13, 2004